UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Digi Power X Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIGI POWER X INC.

110 Yonge Street, Suite 1601

Toronto, Ontario M5C 1T4

SUPPLEMENT TO THE MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT FOR THE 2026 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 21, 2026

Explanatory Note:

Digi Power X Inc. (the “Corporation”) is filing this supplement (this “Supplement”) to update the Corporation’s definitive Management Information Circular and Proxy Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 2, 2026 (the “Proxy Statement”), and made available to the Corporation’s shareholders in connection with the solicitation of proxies on behalf of the Corporation’s board of directors (the “Board”) for its 2026 Annual General and Special Meeting of Shareholders to be held on December 21, 2026, or any adjournment or postponement thereof (the “Annual Meeting”).

The Corporation urges you to read the Proxy Statement and this Supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

This Supplement does not change the proposals to be acted upon at the Annual Meeting or the recommendations of the Board with respect to those proposals. If you have already submitted a proxy or voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already submitted will be voted as indicated unless revoked in the manner described in the Proxy Statement.

Update to “Certain Relationships and Related Transactions and Director Independence”

This Supplement updates the section titled “Certain Relationships and Related Transactions and Director Independence” in the Proxy Statement to reflect the entry by the Corporation into the DOGE Lease (as defined below) with DOGE Capital, LLC, effective as of July 1, 2026. The statement in that section that, other than the agreement with Gerard Rotonda described therein, the Corporation has not been a party to any transaction in excess of $120,000 in which any of its executive officers, directors, promoters or beneficial holders of more than 5% of its capital stock had or will have a direct or indirect material interest is hereby amended to also except the DOGE Lease. The following disclosure is added to that section:

Related Party Lease Agreement with DOGE Capital, LLC

Effective as of July 1, 2026, the Corporation, as tenant, entered into a Short Form Lease Agreement (the “DOGE Lease”) with DOGE Capital, LLC, a California limited liability company (“DOGE Capital”), as landlord, for approximately 100,000 rentable square feet of warehouse space within a building located at 11670-A Hwy 43, Grove Hill, Alabama 36451. The DOGE Lease has an initial term of five years, commencing on July 1, 2026 and expiring on June 30, 2031, and the Corporation has the option to renew the DOGE Lease for one additional five-year term at fair market value rent. Under the DOGE Lease, the Corporation is required to pay annual base rent of $180,000, payable in equal monthly installments of $15,000, which will increase by 3% on each anniversary of the commencement date. The DOGE Lease is a triple net lease, pursuant to which the Corporation is also responsible for its pro rata share (approximately 45.45%) of real estate taxes, building insurance premiums and common area maintenance expenses, as well as utilities. The DOGE Lease also requires the Corporation to deposit a security deposit of $25,000. The premises may be used for warehouse, storage, distribution and related industrial and commercial uses. Payments made by the Corporation under the DOGE Lease through September 30, 2026 totaled $45,000. The Corporation expects to pay aggregate base rent of $90,000 under the DOGE Lease for the year ending December 31, 2026 and aggregate base rent of approximately $955,646 over the initial five-year term, excluding the Corporation’s share of taxes, insurance, common area maintenance expenses and utilities. DOGE Capital is controlled by Michel Amar, the Corporation’s CEO and a director, and each of Michel Amar and Alec Amar, the Corporation’s President and a director and Michel Amar’s son, has an ownership interest in DOGE Capital. The DOGE Lease was approved by the disinterested members of the Board by written resolution dated July 16, 2026, with Michel Amar and Alec Amar having declared their interest and abstained in accordance with Section 149 of the Business Corporations Act (British Columbia). The foregoing description of the DOGE Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the DOGE Lease, a copy of which is filed as Exhibit 10.1 to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the SEC on November 13, 2026.

Update to “Interest of Informed Persons in Material Transactions”

This Supplement updates the section titled “Interest of Informed Persons in Material Transactions” in the Proxy Statement. The following disclosure is added to that section:

Michel Amar, the Corporation’s CEO and a director, and Alec Amar, the Corporation’s President and a director, each has a material interest in the DOGE Lease by virtue of their ownership interests in DOGE Capital and, in the case of Michel Amar, his control of DOGE Capital. See “Certain Relationships and Related Transactions and Director Independence – Related Party Lease Agreement with DOGE Capital, LLC” above.